POTOMAC FUNDS
INVESTOR CLASS
DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Potomac Funds Investor Class Distribution Plan shall be as follows:

Potomac U.S./Short Fund
Potomac OTC Plus Fund
Potomac Dow 30 Plus Fund
Potomac Small Cap Plus Fund
Potomac Small Cap/Short Fund
Potomac U.S. Government Money Market Fund
Potomac ContraBond Fund

Up to 1.00% of the average daily net assets

Potomac Horizon Fund
Potomac Flexible Plan VR Fund
Potomac Warwick Fund
Evolution Managed Bond Fund
Evolution Managed Equity Fund

Up to 0.25% of the average daily net assets

Potomac Dynamic HY Bond Fund

Up to 0.40% of the average daily net assets

Dated: August 1997, as amended